Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276852

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 15, 2024)

$18,900,000

ONDAS HOLDINGS INC.

3% SERIES B-2 SENIOR CONVERTIBLE NOTES DUE 2026

We are offering 3% Series B-2 senior convertible notes due 2026 in the aggregate original principal amount of $18,900,000 (the “Notes”), which Notes are convertible into shares of our common stock under certain conditions more fully described below. The Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of approximately $16.5 million. The Notes are being sold pursuant to the terms of a Securities Purchase Agreement, dated October 26, 2022, as amended, modified, or waived from time to time, between us and each investor in connection with this offering (the “Securities Purchase Agreement”). This prospectus supplement covers up to 40,037,667 shares of common stock issuable from time to time upon conversion or otherwise under the Notes.

The Notes will be issued pursuant to that certain Base Indenture, dated December 3, 2024, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), that certain Third Supplemental Indenture, dated December 31, 2024, by and between the Company and the Trustee.

To obtain the number of shares of common stock issuable from time to time upon conversion or otherwise under the Notes that are covered under this prospectus supplement, we have assumed that all payments under the Notes will be made in shares of common stock, with interest calculated at an interest rate of 3.00% per annum, compounded monthly, from December 31, 2024 through an assumed Maturity Date of December 31, 2026, assuming amounts due prior to the Maturity Date are deferred to the Maturity Date and assuming a Conversion Price on the Maturity Date equal to the floor price.

We have retained Oppenheimer & Co. Inc. (“Oppenheimer”) as our sole placement agent to use its reasonable efforts to solicit offers to purchase our securities in this offering. See “Plan of Distribution” beginning on page S-27 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves certain risks. Before purchasing our Notes, please review the information, including the information incorporated by reference, under the heading “Risk Factors” beginning on Page S-8 of this prospectus supplement and page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Total
Gross Proceeds	$16,434,782.61
Placement agent’s fees (1)	$821,739.13
Proceeds, before payment of other expenses, to us (2)	$15,613,043.48

(1)	Includes commissions of five percent (5%).
(2)	We estimate the total expenses of this offering, excluding placement agent fees, will be approximately $100,000.

Delivery of the Notes by Ondas will be in certificated form and are expected to be made on or about December 31, 2024, subject to customary closing conditions.

Sole Placement Agent

Oppenheimer & Co.

The date of this prospectus supplement is December 31, 2024.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Before making your investment decision, we urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. This prospectus supplement may add to, update, or change information in the accompanying prospectus, or the documents incorporated by reference herein or therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference herein or therein, then this prospectus supplement will be deemed to modify or supersede the information in the accompanying prospectus and such documents incorporated by reference.

This prospectus supplement and the accompanying prospectus, dated February 15, 2024, are part of a registration statement (Registration No. 333-276852) on Form S-3 that we initially filed with the Securities and Exchange Commission (the “SEC”) on February 2, 2024 and was declared effective by the SEC on February 15, 2024 using a “shelf” registration process under which we may from time to time offer and sell any combination of the securities described in that accompanying prospectus up to a total dollar amount of $175,000,000. This prospectus supplement relates to the offering of debt securities by us which debt securities can, under certain conditions, convert into shares of our common stock.

We have not, and the placement agent has not, authorized any other person to provide you with different or additional information. We and the placement agent take no responsibility for, and can provide no assurance as to, the reliability of any other information that any other person may give you. We are not, and the placement agent is not, making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery.

When we refer to “Ondas,” “we,” “our,” “us,” and the “Company” in this prospectus, we mean Ondas Holdings Inc. and our subsidiaries, Ondas Networks Inc., Ondas Autonomous Systems Inc., Airobotics Ltd. and American Robotics, Inc., unless otherwise specified.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

Overview

Ondas Holdings, Inc. is a leading provider of private wireless, drone, and automated data solutions through its subsidiaries Ondas Networks Inc., a Texas corporation (“Ondas Networks”) and Ondas Autonomous Systems Inc., a Nevada corporation (“OAS”), which wholly-owns Airobotics, Ltd., an Israeli company (“Airobotics”), and American Robotics, Inc., a Delaware corporation (“American Robotics” or “AR”). On August 8, 2024, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada, amending Ondas Autonomous Holdings Inc.’s name to Ondas Autonomous Systems Inc.

Ondas Networks provides wireless connectivity solutions. OAS provides drone and automated data solutions through its subsidiaries Airobotics and American Robotics. Ondas Networks and OAS together provide users in rail, energy, mining, public safety and critical infrastructure and government markets with improved connectivity, data collection capabilities, and data collection and information processing capabilities. We operate Ondas Networks and OAS as separate business segments, and the following is a discussion of each segment.

Ondas Networks Segment

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). Our wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. We have targeted the North American freight rail operators for the initial adoption of our FullMAX platform. These rail operators currently operate legacy communications systems utilizing serial-based narrowband wireless technologies for voice and data communications. These legacy wireless networks have limited data capacity and are unable to support the adoption of new, intelligent train control and management systems. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16 standard. Because standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners, we continue to take a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of our technology across a burgeoning ecosystem of global partners and end markets.

Our software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. We believe industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

Partnership with Siemens and Market Advancements

Ondas Networks and Siemens Mobility (“Siemens”), have a strategic partnership, to both market our FullMAX-based networking technology and services and to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our FullMAX MC-IoT platform.

We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance across the global rail market beginning with the North American Class I Railroad market. We have a jointly-developed product with Siemens – the dual-mode ATCS/MC-IoT radio systems, and Siemens is marketing and selling our proprietary systems under the brand name Airlink to our railroad customers. The dual-mode ATCS radio systems support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. In addition, Siemens markets and sells Ondas Networks’ standalone MC-IoT 802.16 products under the Siemens Airlink brand.

We developed a new radio for the Head of Train (HOT) Market in North America and a similar product for the Indian rail market. Siemens delivered these 900 MHz rail orders for a major Class I Railroad in the United States and received HOT orders for the Indian market.

Ondas and Siemens developed a new locomotive radio to support European Railroads. We secured an initial volume order from Siemens for the Class I Rail 900 MHz Network consisting of both ATCS compatible products along with Ondas’ catalog products. We received government authorization to sell ATCS radios in Canada and, along with Siemens, launched our joint effort for the European market at Innotrans in Berlin. Siemens and Ondas demonstrated our over the air compatibility to systems used by passenger rails in the Northeast Corridor of the US.

In March 2023 the Association of American Railroads (“AAR”) formally announced that IEEE 802.16 standard would be the wireless platform for the greenfield 900 MHz network. In April 2023, the American Railway Engineering and Maintenance-of-Way Association (AREMA) voted to require the use of 802.16 in the 900 MHz greenfield band; The AAR also confirmed they have agreed with the Federal Communications Committee to retire the legacy 900 MHz band by September 2025 and that the wireless network in the new 900 MHz band would be substantially built by April 2026. In May and June 2023, we responded to RFPs to passenger rail customers in the Northeast Corridor. In February 2024, Siemens was selected by Amtrak to deliver their next generation radio based on Ondas’ FullMAX technology and the 802.16 standard.

Our relationship with Siemens has expanded significantly since entering into the partnership both with (i) the wider marketing of our wireless technology platform and (ii) multiple additional joint-product programs. Siemens has expanded its marketing reach of Ondas Networks products with identified opportunities in North American Transit Rail as well as in European and Asian Rail markets. We believe our technology has broad potential in these large, newly targeted markets.

OAS Segment

Our OAS business unit develops and integrates drone-based solutions focusing on high-performance critical applications for government and Tier-1 commercial enterprises. Ondas is marketing comprehensive drone-based solutions to address the needs of governmental and commercial customers based on its commercially available platforms: the Optimus System™, a fully autonomous drone platform capable of continuous and multipurpose aerial data capturing and analytics, and the Iron Drone Raider™, a fully autonomous interceptor drone designed to neutralize small hostile drones.

Our unique, fully autonomous platforms enable cutting-edge aerial capabilities and are designed to serve and protect critical infrastructure and operations. Our business focuses on end-user entities in Public Safety, Defense, Homeland Security, Smart City, Port Authorities, State Departments, and other governmental entities together with commercial customers of industrial sensitive facilities such as Oil & Gas, Seaports, Mining, and Heavy Construction. For these industries, OAS provides specialized real-time aerial data capturing and aerial protection solutions in the most complex environments such as urban areas, sensitive and critical facilities and field area operations, and high-priority projects. In addition, we offer a wide suite of supplementary, enabling services for successful implementation such as AI data analytics, data automation, IT implementation, safety planning, certification, training, and maintenance, handling all the complex aspects of such high-performance drone operations.

Our portfolio companies, American Robotics and Airobotics, form a unique, powerful, and synergistic combination covering all the aspects required for successful Aerospace business together with data technologies and services for digital transformation industries. Our companies are specialized in addressing all the challenges arising along these types of product lifecycles including research and development, manufacturing, certification, and ongoing support.

OAS and its portfolio companies have already gained a track record of industry-leading regulatory successes including the securing of the first-of-its-kind Type Certification (“TC”) from the Federal Aviation Administration (“FAA”) for the Optimus 1-EX UAV on September 25, 2023, becoming the first autonomous security data capture UAV to achieve this distinction. TC, recognized as the highest echelon of Airworthiness Certification, streamline operational approvals for broad flight operations over people and infrastructure. The certification verifies the compliance of the system’s design with the required FAA airworthiness and noise standards, ensuring safe operation within the US National Airspace System (NAS) thereby significantly broadening the range of operational scenarios and scaling up of operations for automated UAS. Achieving FAA Type Certification will enable drone operations beyond-visual-line-of-sight (BVLOS) without a human operator on-site. With a strong footprint in the US market and worldwide, we believe that OAS is well-positioned with proven technology, a unique offering, and strong capabilities to strategically transform critical operations with our cutting-edge drone tech and capabilities.

War in Israel

On October 7, 2023, the State of Israel, where Airobotics’ main offices and facilities are located, suffered a surprise attack by hostile forces from the Gaza Strip, which led to the Security Cabinet of the State of Israel declaring a state of war in Israel. This military operation and related activities are on-going as of the date of this filing.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That approximately 17% of the Company’s workforce in Israel was called to active duty, which temporarily reduced our workforce;

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities or due to personnel shortages related to the war effort, which resulted in a temporary delay of inventory production; and

●	A slowdown in the number of international flights in and out of Israel.

The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future operations, including the Company’s ability to import materials that are required to construct the Optimus System™ and to ship them outside of Israel. As of the date of this Report, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Corporate Information

Ondas’ corporate headquarters are located in Boston, Massachusetts. Ondas Networks has offices and facilities in Sunnyvale, California, American Robotics’ offices and facilities are located in Sparks, Maryland and Marlborough, Massachusetts, and Airobotics’ offices and facilities are located in Petah Tikva, Israel. Our telephone number is (888) 350-9994 and our Internet website address is www.ondas.com. The information on our website is not a part of, or incorporated in, this prospectus supplement.

Recent Developments

OAS October 2024 Convertible Notes

On October 10, 2024, OAS entered into a Securities Purchase Agreement (the “OAS SPA”), for an aggregate investment of $3,500,000 in OAS. The OAS SPA was entered into by and among OAS and a private investor group, including (i) Privet Ventures LLC, an entity affiliated with Eric Brock, Chairman and Chief Executive Officer of the Company and OAS, and (ii) C&P, an entity affiliated with Joseph Popolo, a director of the Company, for the sale of convertible promissory notes in the aggregate amount of $3,500,000 (the “October OAS Notes”). The October OAS Notes will (i) bear an interest rate of 5% per annum, (ii) have a maturity date of September 30, 2025, and (iii) be convertible into equity securities of OAS upon the closing of the next equity financing, if it occurs prior to the maturity date.

Additional Government Grant

On November 7, 2024, Airobotics was awarded additional grant proceeds of approximately $1,000,000 from the IIA to support further enhancements of the Iron Drone Raider™, receivable over the next twelve months.

Networks November 2024 Convertible Notes

On November 13, 2024, Networks entered into that certain Securities Purchase Agreement (the “Networks November Agreement”), for an aggregate investment of $2.07 million in Networks (the “Networks November Offering”). The Networks November Agreement was entered into by and among Networks and a private investor group, including C&P, for the sale of secured convertible promissory notes in the aggregate amount of $2.07 million (the “Networks November Notes”). The Networks November Notes will (i) bear an interest at a rate of 10% per annum, (ii) have a maturity date of September 30, 2025, (iii) be secured by all assets of Networks, provided however such secured obligation shall be subordinate to that certain secured note, dated September 3, 2024, by and between Networks and C&P, and (iv) at the option of the C&P, be convertible into securities of Networks at the time of the closing of (A) a Corporate Transaction (as defined in the Networks November Note) or (B) a subsequent offering of securities of Networks. Pursuant to the Networks November Agreement, Networks issued the private investor group warrants to purchase 50,082 shares of Networks Preferred Stock at an exercise price of $20.65 per share and exercisable commencing on the date of issuance through the fifth anniversary of the date of issuance.

December 3, 2024 Notes

On December 3, 2024, pursuant to the terms of the Securities Purchase Agreement, dated October 26, 2022 (the “Original SPA”), by and between the Company and selected institutional investors (the “Investors”), as amended by Amendment No. 1 to Securities Purchase Agreement (the “Amendment”) and the Agreement and Waiver, dated July 21, 2023 (the “Waiver,” together with the Original SPA and Amendment, the “SPA”), the Company issued certain 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $4.1 million (the “December 3, 2024 Additional Notes”), which December 3, 2024 Additional Notes are convertible into shares of Common Stock under certain conditions more fully described in the December 3, 2024 Additional Notes. The December 3, 2024 Additional Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of approximately $3.6 million. The December 3, 2024 Additional Notes were issued pursuant to an indenture entered into by and between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), dated as of December 3, 2024 (the “Base Indenture”). The Base Indenture was supplemented by the first supplemental indenture (the “First Supplemental Indenture,” together with the Base Indenture, the "December 3, 2024 Indenture"), dated as of December 3, 2024, between the Company and the Trustee. The December 3, 2024 Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the December 3, 2024 Additional Notes include those set forth in the December 3, 2024 Indenture and those made part of the December 3, 2024 Indenture by reference to the Trust Indenture Act. The December 3, 2024 Additional Notes have a maturity date of December 3, 2026.

December 17, 2024 Notes

On December 17, 2024, pursuant to the terms of the SPA, the Company issued certain 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $11.5 million (the “December 17, 2024 Additional Notes”), which December 17, 2024 Additional Notes are convertible into shares of Common Stock under certain conditions more fully described in the December 17, 2024 Additional Notes. The December 17, 2024 Additional Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of $10.0 million. The December 17, 2024 Additional Notes were issued pursuant to the Base Indenture. The Base Indenture was supplemented by the second supplemental indenture (the “Second Supplemental Indenture,” together with the Base Indenture, the "December 17, 2024 Indenture"), dated as of December 17, 2024, between the Company and the Trustee. The December 17, 2024 Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the December 17, 2024 Additional Notes include those set forth in the December 17, 2024 Indenture and those made part of the December 17, 2024 Indenture by reference to the Trust Indenture Act. The December 17, 2024 Additional Notes have a maturity date of December 17, 2026.

OAS December 2024 Convertible Notes

On December 30, 2024, OAS entered into the OAS SPA, for an aggregate investment of an additional $1,700,000 in OAS. The OAS SPA was entered into by and among OAS and an additional private investor group, including C&P, an entity affiliated with Joseph Popolo, a director of the Company, for the sale of convertible promissory notes in the aggregate amount of $1,700,000 (the “December OAS Notes”). The December OAS Notes will (i) bear an interest rate of 5% per annum, (ii) have a maturity date of September 30, 2025, and (iii) be convertible into equity securities of OAS upon the closing of the next equity financing, if it occurs prior to the maturity date.

THE OFFERING

Securities Being Offered	3% Series B-2 Senior Convertible Notes due 2026, in the aggregate original principal amount of $18.9 million to be issued pursuant to Notes.

Ranking	All payments due under the Notes shall be senior to all subordinated indebtedness of the Company and/or any of the Company’s subsidiaries and pari passu with all other indebtedness of the Company and/or any of the Company’s subsidiaries.

Maturity Date	December 31, 2026 (unless earlier converted or redeemed, but subject to the right of the holders of Notes to extend the date under certain circumstances).

Interest	3% per annum (subject to increase to 15% per annum upon any event of default).

Fixed Conversion at Option of Holder	Each holder of Notes may convert all, or any part, of the outstanding principal and interest of the Notes, at any time at such holder’s option, into shares of our common stock at the initial fixed conversion price of $1.60, which is subject to:

● proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

● adjustment in connection a subsequent offering at a per share price less than 120% of the fixed conversion price then in effect to 120% of such per share price.

Voluntary Adjustment Right	Subject to the rules and regulations of the Nasdaq Capital Market, we have the right, at any time, with the written consent of the holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

Alternate Event of Default Optional Conversion	If an event of default has occurred under the Notes, each holder may alternatively elect to convert the Note (subject to an additional 25% redemption premium) at the “Alternate Event of Default Conversion Price” equal to the lesser of:

● the fixed conversion price then in effect; and

● the greater of:

● the floor price; and

● 80% of the average volume weighted average price of our common stock during the 5 trading days with the lowest volume weighted average price of our common stock during the 20 trading days immediately prior to such conversion.
Limitations on Conversion

Beneficial Ownership Limitation	Conversions and issuance of our common stock pursuant to the Notes are prohibited if such conversion or issuance would cause the applicable holder (together with its affiliates) to beneficially own in excess of 4.99% of the outstanding shares of our common stock after giving effect to such conversion (which percentage is subject to increase to 9.99% or decrease, at the option of such holder, except that any raise will only be effective upon 61-days’ prior notice to us).

Holder Optional Redemption Rights

Event of Default Redemption	Upon an event of default, each holder of Notes may require us to redeem in cash all, or any portion, of the Notes at a 25% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes.

Change of Control Redemption	In connection with a change of control of the Company, each holder may require us to redeem in cash all, or any portion, of the Notes at the greater of (i) a 25% redemption premium to the face value underlying the Notes, (ii) the equity value of our common stock underlying the Notes, and (iii) the equity value of the change of control consideration payable to the holder of our common stock underlying the Notes.
Bankruptcy Event of Default Mandatory Redemption	Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Notes at a 25% premium unless the holder waives such right to receive such payment.

Installment Conversion; Installment Redemption	Starting on January 1, 2025, the Notes amortize in equal monthly installments of the original principal amount under the Note until maturity, payable subject to the satisfaction of certain equity conditions, in shares of our common stock, or otherwise at our option, in cash.

No Trading Market	The Notes are new securities for which there is currently no market. We do not expect a market to develop or be maintained for the Notes.

No Listing of Notes	The Notes will not be listed on any securities exchange or quoted through any automated quotation system.

Shares of Common Stock Outstanding Immediately Before this Offering	91,325,029 shares of common stock

Shares of Common Stock to be Outstanding Immediately After this Offering	131,362,696 shares of common stock (assuming full conversion of the Notes into shares of common stock)

Use of Proceeds	We currently intend to use the net proceeds of this offering, if any, for general corporate purposes and will be primarily allocated to support the growth of the Company’s drone business, Ondas Autonomous Systems. See “Use of Proceeds” on page S-17 of this prospectus supplement.

Risk Factors	Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement, other information contained in this prospectus supplement and the discussion of risk factors contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus supplement, to read about certain factors you should consider before deciding whether to invest in these securities offered by this prospectus supplement and the accompanying prospectus.

Certain U.S. Federal Income Tax Considerations	You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences of owning the Notes or any shares of common stock into which the notes may be converted in light of our own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Common Stock	Our common stock is traded on the Nasdaq Stock Market under the ticker symbol “ONDS”.

Unless otherwise indicated, the number of our shares of common stock to be outstanding immediately after this offering as shown above is based on 91,282,773 shares of common stock outstanding as of December 30, 2024, but excluding the following as of such date:

●	135,253,670 shares of Common Stock issuable upon conversion of our 3% Senior Convertible Notes;

●	252,417 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	4,662,199 shares of Common Stock issuable upon the exercise of outstanding stock options;

●	26,490,210 shares of Common Stock issuable upon the exercise of outstanding warrants; and

●	7,540,482 shares of Common Stock reserved for future issuance under our equity incentive plans.

RISK FACTORS

An investment in our securities offered hereby involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated by reference in this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and in the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. If any of these risks, or such unknown risks, occur, our business, financial condition, results of operations, cash flows and future growth prospects could be materially and adversely affected. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

Risks Related to this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We currently intend to use the net proceeds from this offering for general corporate purposes, including funding capital expenditures and providing working capital. However, our management will have broad discretion in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We will incur significant indebtedness when we sell the Notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the Notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.

Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business; and

●	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the Notes or any indebtedness which we may incur in the future, we would be in default, which would permit the Holders of the Notes and such other indebtedness to accelerate the maturity of the Notes and such other indebtedness and could cause defaults under the Notes and such other indebtedness. Any default under the Notes or such other indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The Notes will be unsecured.

The Notes will be obligations only of Ondas and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due under the Notes.

We may not have the ability to pay interest on the Notes or to redeem the Notes.

The Notes bear interest at a rate of 3% per year and add amortization payments with respect to the principal amount of the Notes and accrued and unpaid interest are due and payable monthly. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due on any installment date in cash. If a change of control occurs, Holders may require us to repurchase, for cash, all or a portion of their Notes. See, “Description of Securities Being Offered – Description of Notes –Fundamental Transactions.” Our ability to pay amortization payments and interest on the Notes, to repurchase the Notes, to fund working capital needs, and fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors, and other factors that are beyond our control. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at a level sufficient to permit us to pay the interest on the Notes or to repurchase or redeem the Notes or that our cash needs will not increase.

The Holder can defer an installment payment due on any installment date to another installment date and may, on any installment date accelerate the payment of amounts due on up to four future installment dates. Therefore, we may be required to repay the entire principal amount and accrued and unpaid interest on the Notes in one lump sum on the maturity date of the Note. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due whether by deferral or acceleration in cash and we may not have sufficient funds to repay the Notes under such circumstances.

Our failure to make the required payments on the Notes would permit the Holders to accelerate our obligations under the Notes. Such default may also lead to a default under our agreements governing any of our current and future indebtedness.

If we are unable to generate sufficient cash flow from our operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of the indebtedness, obtain additional financing, reduce expenditures, or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that additional financing could be obtained on favorable terms, if at all. The inability to obtain additional financing on commercially reasonable terms would have a material adverse effect on our financial condition and our ability to meet our obligations to you under the Notes.

Holders of the Notes will not be entitled to voting rights with respect to our common stock but will be subject to all changes made with respect to such rights.

Holders of the Notes will not be entitled to the voting rights of our common stock, although Holders will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a Holder’s conversion of its Notes, such Holder will not be entitled to vote on the amendment, although such Holder will nevertheless be subject to any changes affecting our common stock that result from such an amendment.

There is no existing trading market for the Notes.

There is no existing trading market for the Notes. We do not intend to apply for listing of the Notes on any Securities Exchange or to arrange for quotation on any interdealer quotation system. It is unlikely that an active trading market will develop for the Notes. Unless an active trading market develops, you may not be able to sell the Notes at a particular time or at a favorable price.

Provisions in the Notes may deter or prevent a business combination that may be favorable to you.

Under the terms of the Notes we are prohibited from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Notes. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

If you purchase Notes in this offering, you may experience future dilution as a result of future equity offerings, convertible debt offerings or other equity issuances.

In order to raise additional capital, we may in the future offer and issue additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock. We cannot assure you that we will be able to sell shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for shares of our common stock in future transactions may be higher or lower than the price per share in previous offerings. Further, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. In addition, the exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units, or the issuance of shares of our common stock upon conversion of Notes, would result in further dilution of your investment. The issuance of such additional shares of our common stock (including pursuant to the exercise of outstanding stock options or warrants or the conversion of Notes), or securities convertible into or exchangeable or exercisable for shares of our common stock, may result in downward pressure on the price of our common stock.

Future sales of a significant number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock or cause it to be highly volatile.

The conversion of some or all of the Notes will dilute the ownership interests of existing shareholders, unless we satisfy any such conversions solely with cash, and conversions of such Notes into shares of our common stock could depress the price of our common stock. We cannot predict if and when these shares of our common stock will be resold in the public markets. We cannot predict the number of these shares that might be resold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock. Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, may result in downward pressure on the price of our common stock or cause it to be highly volatile and impair our ability to raise capital through the sale of additional equity securities.

The accounting method for convertible debt securities that may be settled in cash, such as the Notes, could adversely affect our reported financial condition and results.

The accounting method for reflecting the Notes on our consolidated balance sheet, accruing interest expense for the Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, which simplified certain of the accounting standards that apply to convertible notes. ASU 2020-06 eliminated the cash conversion and beneficial conversion feature models used to separately account for embedded conversion features as a component of equity. Instead, the entity would account for the convertible debt or convertible preferred stock securities as a single unit of account, unless the conversion feature requires bifurcation and recognition as derivatives. Additionally, the guidance requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and to include the effect of potential share settlement for instruments that may be settled in cash or shares. ASU 2020-06 is effective for the Company beginning on January 1, 2024, but allows for early adoption.

In accordance with ASU 2020-06 and subject to our full accounting assessment, which is not complete as of the date of this prospectus supplement, we adopted ASU -2020-06 for the year ended December 31, 2022 using the modified retrospective method of adoption and that the Notes will be reflected as a liability on our consolidated balance sheets, with the initial carrying amount equal to the principal amount of the Notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the Notes. As a result of this amortization, the interest expense that we expect to recognize for the Notes for accounting purposes will be greater than the cash interest payments we will pay on the Notes, which will result in lower reported income.

In addition, we expect that the shares of common stock underlying the Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their Notes and could materially reduce our reported working capital.

The foregoing information reflects our current expectations regarding the accounting method for the Notes and is subject to change. See “Cautionary Note Regarding Forward-Looking Statements”. Our independent registered public accounting firm has not conducted a review and does not express an opinion or any other form of assurance with respect to these expectations.

You may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion of the Notes will be adjusted in certain circumstances. See, “Description of the Securities Being Offered— Description of Notes —Conversion.” Adjustments to the conversion rate of the Notes that have the effect of increasing your proportionate interest in our assets or “earnings and profits” may in some circumstances result in a taxable constructive distribution to you for U.S. federal income tax purposes, even if you do not receive an actual distribution of cash or property. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from any adjustment to the conversion rate of the Notes. See, “Certain U.S. Federal Income Tax Considerations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the exhibits attached hereto and thereto contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. These statements include statements regarding operations, cash flows, financial position and performance including, in particular, future sales, competition and the effect of economic conditions on the Company or the combined company following the merger with Airobotics, the anticipated benefits of the such merger, including estimated synergies and other statements that are not historical facts. Forward-looking statements are based on information available to our management as of the date of this prospectus supplement and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those discussed under “Risk Factors” in this prospectus supplement, “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q or any risk factors that are included in our Current Reports on Form 8-K that are filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus, together with all of the other information appearing in or incorporated by reference into this prospectus supplement.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. We qualify all the forward-looking statements contained in this prospectus supplement by the foregoing cautionary statements.

DESCRIPTION OF EXISTING INDEBTEDNESS

2017 Convertible Promissory Note

On September 14, 2017, the Company and an individual entered into a convertible promissory note with unilateral conversion preferences by the individual (the “2017 Convertible Promissory Note”). On July 11, 2018, the Company’s Board approved certain changes to the 2017 Convertible Promissory Note wherein the conversion feature was changed from unilateral to mutual between the individual and the Company.

The Company may at any time on or after a qualified public offering convert any unpaid repayment at the IPO conversion price. The conversion price is the lesser of the (i) price per share of Common Stock sold in the Qualified Public Offering, discounted by 20%, and (ii) the price per share of Common Stock based on a pre-money Company valuation of $50 million on a Fully Diluted Basis.

On both September 30, 2024 and December 31, 2023, the total outstanding balance of the 2017 Convertible Promissory Note was $300,000. The maturity date of the 2017 Convertible Promissory Note is based on the payment of 0.6% of quarterly gross revenue until 1.5 times the amount of the 2017 Convertible Promissory Note is paid. Accrued interest on September 30, 2024, and December 31, 2023 was $21,249 and $26,844, respectively. Interest expense for the three and nine months ended September 30, 2024 and 2023 was $3,750 and $11,250, respectively.

2022 Convertible Exchange Notes

On October 28, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors pursuant to which we issued convertible notes (“2022 Convertible Promissory Notes”) in the principal amount of $34.5 million, with a debt discount of $4.5 million and issuance costs of $2.3 million. The net amount of proceeds to us from the 2022 Convertible Promissory Notes after deducting the placement agent’s fees and transaction expenses (issuance costs) were approximately $27,703,000. The Company has used the net proceeds of the 2022 Convertible Promissory Notes for general corporate purposes, including funding capital, expenditures, or the expansion of its business and providing working capital.

On January 20, 2023, the Company entered into an Amendment No. 1 to Securities Purchase Agreement (“Amended SPA”) to that certain Purchase Agreement. The Amended SPA amends the notes attached as exhibits to the Purchase Agreement. Amendment No.1 was accounted for as a modification of the Purchase Agreement,

Pursuant to the terms of the Purchase Agreement, on January 20, 2023, the Company exchanged the 2022 Convertible Promissory Notes, on a dollar-for-dollar basis, into 3% Senior Convertible Notes Due 2024 (the “2022 Convertible Exchange Notes”).

The 2022 Convertible Exchange Notes are identical in all material respects to the 2022 Convertible Promissory Notes, except that they (i) are issued pursuant to the Base Indenture (as defined below) and the First Supplemental Indenture (as defined below); (ii) have a maturity date of October 28, 2024; (iii) allow for the Acceleration of Installment Amounts (as defined in the 2022 Convertible Exchange Notes) not to exceed eight (8) times the Installment Amount (as defined in the 2022 Convertible Exchange Notes) with respect to the Installment Date (as defined in the 2022 Convertible Exchange Notes) related to the Current Acceleration (as defined in the 2022 Convertible Exchange Notes); and (iv) modify the Acceleration Conversion Price (as defined in the 2022 Convertible Exchange Notes).

The 2022 Convertible Exchange Notes were issued pursuant to the first supplemental indenture (the “First Supplemental Indenture”), dated as of January 20, 2023, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The First Supplemental Indenture supplements the indenture entered into by and between the Company and the Trustee, dated as of January 20, 2023 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Initial Indenture”). The Initial Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the 2022 Convertible Exchange Notes include those set forth in the Initial Indenture and those made part of the Initial Indenture by reference to the Trust Indenture Act.

On July 21, 2023, the Company entered into an agreement and waiver with the holder of the 2022 Convertible Exchange Notes (the “Agreement and Waiver,” together with the Purchase Agreement and Amended SPA, the “SPA”) that included (i) extending the Maturity Date to from October 28, 2024 to April 28, 2025; (ii) waive the last sentence of Section 8(e) of the Notes (such that last sentence of Section 8(e) of the Notes shall have no further force and effect) (the “Acceleration Waiver”); (iii) reduce the Conversion Price of the 2022 Convertible Exchange Notes to the lower of (A) the Conversion Price then in effect and (B) the greater of (x) the Floor Price (as defined in the Notes) then in effect and (y) 125% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately prior to the effective date; provided, that, in addition, during the period commencing on the effective date through and including September 30, 2023, the conversion price of the Notes, solely with respect to voluntary conversions of such aggregate Conversion Amount of the Notes not in excess of such aggregate Current Installment Amounts of such applicable period (or otherwise eligible to be converted in one or more Accelerations during such applicable period), shall be further lowered to the Installment Conversion Price (as defined in the Existing Note) in effect for the Installment Date (as defined in the Existing Note) of the Existing Note of July 3, 2023; (iv) to extend the Additional Closing Expiration Date to April 28, 2026; and (v) increase the aggregate principal amount of Notes issuable in one or more Additional Closings to $46,000,000. This agreement was accounted for as a modification.

A full summary of the Agreement and Waiver, including a full text of the related agreements, are available on the Current Report on Form 8-K filed with the SEC on July 28, 2023.

The 2022 Convertible Exchange Notes bear interest at the rate of 3% per annum. The 2022 Convertible Exchange Notes are payable in monthly installments beginning on November 1, 2022 through the maturity date of April 28, 2025 (each such date, an “Installment Date”). On each Installment Date, we will make monthly payments by converting the applicable “Installment Amount” (as defined below) into shares of our Common Stock (an “Installment Conversion”), subject to satisfaction of certain equity conditions, including a minimum $1.50 share price, $500,000 minimum daily volume, and maintaining continued Nasdaq listing requirements among other conditions. If these conditions are not met, installments can be requested in cash. For the nine months ended September 30, 2024 and 2023, we issued 3,708,286 and 7,431,610 common shares as a result of Installment Conversion, respectively. At each Installment Date the note holder may defer some or all of the amount due until the subsequent Installment Date. In between Installment Dates, the note holder also has the option to accelerate certain portions of principal due. At each Installment Date the price used to exchange outstanding notes into Common Stock is based on the lower of (A) 92% of the lowest VWAP of the respective previous five trading days; and (B) the Floor Price ($0.32 as of December 31, 2023). The maximum conversion price is $1.50 per share.

The “Installment Amount” will equal:

(i)	for all Installment Dates other than the maturity date, the lesser of (x) the Holder Pro Rata Amount of $1,437,500 and (y) the principal amount then outstanding under the Note; and

(ii)	on the maturity date, the principal amount then outstanding under the Note.

Each month, the note holders may accelerate a portion of the note due up to eight times the minimum Installment Amount of $1,437,500.

2023 Additional Notes

On July 24, 2023, pursuant to the terms of the Purchase Agreement, as amended, an Investor elected to purchase 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $11.5 million (the “2023 Additional Notes,” together with the 2022 Convertible Exchange Notes, the “Notes”), which 2023 Additional Notes are convertible into shares of Common Stock under certain conditions more fully described in the 2023 Additional Notes. The 2023 Additional Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of $10.0 million. The Company currently intends to use the net proceeds for general corporate purposes, which includes funding capital expenditures and working capital. The 2023 Additional Notes have a maturity date of July 25, 2025. The 2023 Additional Notes were issued pursuant to the second supplemental indenture, dated as of July 25, 2023, between the Company and the Trustee (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Second Indenture”). The Second Supplemental Indenture supplements the Base Indenture. The Second Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the Additional Notes include those set forth in the Second Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The 2023 Additional Notes bear interest at the rate of 3% per annum. The 2023 Additional Notes are payable in monthly installments beginning on August 1, 2023 through the maturity date of July 24, 2025 (each such date, an “Installment Date”). On each Installment Date, we will make monthly payments by converting the applicable Installment Amount (as defined above under the 2022 Convertible Exchange Notes) into shares of our Common Stock (an “Installment Conversion”), subject to satisfaction of certain equity conditions, including a minimum $1.50 share price, $500,000 minimum daily volume, and maintaining continued Nasdaq listing requirements among other conditions. If these conditions are not met, installments can be requested in cash. For the nine months ended September 30, 2024, we made no cash payments and issued no common shares as a result of Installment Conversion. At each Installment Date the note holder may defer some or all of the amount due until the subsequent Installment Date. In between Installment Dates, the note holder also has the option to accelerate certain portions of principal due. At each Installment Date the price used to exchange outstanding notes into Common Stock is based on the greater of (x) the Floor Price ($0.40 as of December 31, 2023) and (y) 92% of the lowest VWAP of the prospective five trading days. The maximum conversion price is $1.45 per share.

On July 25, 2023, the 2023 Additional Notes were offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-252571) filed with the SEC on January 29, 2021 (as such registration statement became effective on February 5, 2021. On July 25, 2023, the Company filed a prospectus supplement with the SEC in connection with the sale and issuance of the 2023 Additional Notes. Oppenheimer & Co. Inc. served as the sole placement agent for the transaction pursuant to the terms of a placement agent agreement, dated October 26, 2022.

On February 23, 2024, the Company and the Investor entered into an Agreement and Waiver (the “Waiver”) with respect to certain terms of the Notes. Pursuant to the Waiver, the Company and the Investor agreed that:

●	the Investor shall waive Section 4(q) of the SPA, solely with respect to the Offerings;

●	the Investor shall waive any right to adjust the Conversion Price (as defined in the Notes) of the Notes pursuant to Section 7 of the Notes and any Additional Notes that may be issued from time as a result of the consummation of all or any portion of the Offerings; and

●	the Investor shall waive any applicable provisions of the SPA or the Notes, including, without limitation, Section 13(f) of the Notes, Section 5(a) of the Notes, and Section 4(m)(iii) of the Purchase Agreement (but, in the case of Section 4(m)(iii) and in the interest of clarity, only with respect to issuances of securities of Networks) such that the Company or any of its subsidiaries, including any “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (“Company Subsidiaries” and each a “Company Subsidiary”) may, directly or indirectly, including through Affiliates (as defined in the Notes) or otherwise, in one or more transactions (including pursuant to a merger), sell, assign, transfer, convey or otherwise dispose of (x) any of (including all or substantially all of) the properties or assets of Networks, or (y) any equity interests (including a controlling equity interest) in Networks, in each case as would otherwise have required the affirmative consent or approval of Investor but for this waiver (each a “Waiver Transaction”), provided that, as consideration for any Waiver Transaction, the Company receives (whether directly or via a distribution from a Company Subsidiary) an amount in cash equal to no less than 125% of the principal and interest under the Notes and any Additional Notes then outstanding as of the date Company gives written notice to Investor of such Waiver Transaction.

As of September 30, 2024, the total outstanding principal on the Notes was $27,824,724, net of debt discount and issuance costs of $965,066. As of December 31, 2023, the total outstanding principal on the Notes was $28,504,661, net of debt discount and issuance costs of $2,360,129. Accrued interest as of September 30, 2024 and December 31, 2023 was $1,352,042 and $652,631, respectively, and is included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheets.

For the three months ended September 30, 2024, we recognized interest expense of $229,125, amortization expense of $264,961 related to the debt discount, and amortization expense of $135,397 related to the issuance costs. For the nine months ended September 30, 2024, we recognized interest expense of $703,786, amortization expense of $922,689 related to the debt discount, and amortization expense of $472,374 related to the issuance costs. For the three months ended September 30, 2023, we recognized interest expense of $233,493, amortization expense of $426,996 related to the debt discount, and amortization expense of $226,051 related to the issuance costs. For the nine months ended September 30, 2023, we recognized interest expense of $780,485, amortization expense of $1,609,104 related to the debt discount, and amortization expense of $829,357 related to the issuance costs. The remaining unamortized debt discount of $648,050 and issuance costs of $317,016 as of September 30, 2024, will be amortized via the effective interest method under ASC 835. Interest expense and amortization expense of the debt discount and issuance costs are included in Interest expense on the Condensed Consolidated Statements of Operations.

Networks July 2024 Convertible Notes

On July 8, 2024 and July 23, 2024, Charles & Potomac Capital, LLC, (“C&P”), an entity affiliated with Joseph Popolo, a director of the Company, elected to purchase Convertible Notes in the aggregate original principal amount of $700,000 and $800,000, respectively, (the “Networks Convertible Notes”). Networks Convertible Notes are convertible into shares of Networks Common Stock (as defined below) or preferred stock of Networks, $0.00001 par value per share (“Networks Preferred Stock”), under certain conditions. The Company currently intends to use the net proceeds for general corporate purposes, which includes funding capital expenditures and working capital. The Networks Convertible Notes bear interest at the rate of 6% per annum and have a maturity date of July 8, 2025 and July 23, 2025, respectively. In the event Ondas Networks consummates the next round of equity financing prior to the maturity date, the principal balance and unpaid accrued interest on the Networks Convertible Notes will be convertible at the option of the Investor into conversion shares upon closing of the next round of equity financing.

As of September 30, 2024, the total outstanding principal on the Networks Convertible Notes was $1,486,847, net of issuance costs of $13,153. Accrued interest as of September 30, 2024 was $18,493 and is included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheets. For the three and nine months ended September 30, 2024, we recognized interest expense of $18,493 and amortization expense of $3,979 related to the issuance costs. The remaining unamortized issuance costs of $13,153 as of September 30, 2024, will be amortized straight line over the term of the loan, as there was no material difference when compared to amortization via the effective interest method under ASC 835. Interest expense and amortization expense related to issuance costs are included in Interest expense on the Condensed Consolidated Statements of Operations.

Networks Secured Note

On September 3, 2024, Networks entered into a Security Note Agreement (the “Security Agreement”) with C&P, in which, Networks may draw, and C&P shall loan Networks, up to $1,500,000 (the “Networks Secured Loan”). Any additional draw following the Initial Draw (as defined below) shall be entirely subject to C&P’s sole discretion. Pursuant to the Security Agreement, Networks issued C&P a secured note in the amount of $1,500,000, which amount may be increased or decreased by the mutual written agreement of the parties thereto (the “Networks Secured Note”). The Networks Secured Note (i) bears interest at a rate of 8% per annum, (ii) has a maturity date of February 28, 2025, and (iii) is secured by all assets of Networks. On September 3, 2024, Networks issued a request for draw in the principal amount of One Million Dollars ($1,000,000) (the “Initial Draw”). As of September 30, 2024, Networks has drawn a total of $1,450,000 on the Networks Secured Note.

Pursuant to the Security Agreement, Networks issued C&P a warrant to purchase $1,000,000 in shares of Networks Preferred Stock at an exercise price of $20.65 per share. The number of warrants exercisable under the Security Agreement is calculated by $1,000,000 divided by the Conversion Price, which is the amount equal to the price per share of Networks’ most senior series of Networks Preferred Stock issued to investors in Networks’ next equity financing date, or if none, then $41.3104. The warrants are exercisable commencing September 3, 2024 through September 3, 2029. The Company engaged a third-party service provider to carry out an appraisal of the warrants, who ran a Black-Scholes Model to determine the fair value of the warrants as of September 3, 2024, which was $589,924. The fair value of the warrants was recorded as debt discount.

As of September 30, 2024, the total outstanding principal on the Networks Secured Notes was $891,215, net of debt discount of $497,646 and issuance costs of $61,139. Accrued interest as of September 30, 2024 was $7,255 and is included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheets. For the three and nine months ended September 30, 2024, we recognized interest expense of $7,255 and amortization expense of $92,278 related to debt discount and $11,337 related to the issuance costs. The remaining unamortized debt discount of $497,646 and issuance costs of $61,139 as of September 30, 2024, will be amortized straight line over the term of the loan, as there was no material difference when compared to amortization via the effective interest method under ASC 835. Interest expense and amortization expense related to debt discount and issuance costs are included in Interest expense on the Condensed Consolidated Statements of Operations.

Government Grant Liability

Airobotics has received grants from the IIA to finance its research and development programs in Israel, through which Airobotics received IIA participation payments in the aggregate amount of $3.7 million through September 30, 2024. All of these are royalty-bearing grants. In return, Airobotics is committed to pay IIA royalties at a rate of 3% of future sales of the developed products, up to 100% of the amounts of grants received plus interest at LIBOR. Through September 30, 2024, approximately $460,000 in royalties have been paid to the IIA. The Company made royalty payments of $0 and $6,576 during the nine months ended September 30, 2024 and 2023, respectively.

The Company’s royalty liability to the IIA as of September 30, 2024 and December 31, 2023, including grants received by Airobotics and the associated LIBOR interest on all such grants, was $2,443,653 and $2,749,704, respectively. The (increase) and decrease in fair value of the government grant liability, including LIBOR interest expense accrued, for the three and nine months ended September 30, 2024 was $(86,307) and $462,710, respectively. The (increase) and decrease in fair value of the government grant liability, including LIBOR interest expense accrued, for the three months ended September 30, 2023 and period of January 24, 2023 through September 30, 2023 was $(295,094) and $(213,277), respectively.

Additional Government Grant

On November 7, 2024, Airobotics was awarded additional grant proceeds of approximately $1,000,000 from the IIA to support further enhancements of the Iron Drone Raider™, receivable over the next twelve months.

OAS October 2024 Convertible Notes

On October 10, 2024, OAS entered into a Securities Purchase Agreement (the “OAS SPA”), for an aggregate investment of $3,500,000 in OAS. The OAS SPA was entered into by and among OAS and a private investor group, including (i) Privet Ventures LLC, an entity affiliated with Eric Brock, Chairman and Chief Executive Officer of the Company and OAS, and (ii) C&P, an entity affiliated with Joseph Popolo, a director of the Company, for the sale of convertible promissory notes in the aggregate amount of $3,500,000 (the “October OAS Notes”). The October OAS Notes will (i) bear an interest rate of 5% per annum, (ii) have a maturity date of September 30, 2025, and (iii) be convertible into equity securities of OAS upon the closing of the next equity financing, if it occurs prior to the maturity date.

Networks November 2024 Convertible Notes

On November 13, 2024, Networks entered into that certain Securities Purchase Agreement (the “Networks November Agreement”), for an aggregate investment of $2.07 million in Networks (the “Networks November Offering”). The Networks November Agreement was entered into by and among Networks and a private investor group, including C&P, for the sale of secured convertible promissory notes in the aggregate amount of $2.07 million (the “Networks November Notes”). The Networks November Notes will (i) bear an interest at a rate of 10% per annum, (ii) have a maturity date of September 30, 2025, (iii) be secured by all assets of Networks, provided however such secured obligation shall be subordinate to that certain secured note, dated September 3, 2024, by and between Networks and C&P, and (iv) at the option of the C&P, be convertible into securities of Networks at the time of the closing of (A) a Corporate Transaction (as defined in the Networks November Note) or (B) a subsequent offering of securities of Networks. Pursuant to the Networks November Agreement, Networks issued the private investor group warrants to purchase 50,082 shares of Networks Preferred Stock at an exercise price of $20.65 per share and exercisable commencing on the date of issuance through the fifth anniversary of the date of issuance.

December 3, 2024 Additional Notes

On December 3, 2024, pursuant to the terms of the Securities Purchase Agreement, dated October 26, 2022 (the “Original SPA”), by and between the Company and selected institutional investors (the “Investors”), as amended by Amendment No. 1 to Securities Purchase Agreement (the “Amendment”) and the Agreement and Waiver, dated July 21, 2023 (the “Waiver,” together with the Original SPA and Amendment, the “SPA”), the Company issued certain 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $4.1 million (the “December 3, 2024 Additional Notes”), which December 3, 2024 Additional Notes are convertible into shares of Common Stock under certain conditions more fully described in the December 3, 2024 Additional Notes. The December 3, 2024 Additional Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of approximately $3.6 million. The December 3, 2024 Additional Notes were issued pursuant to an indenture entered into by and between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), dated as of December 3, 2024 (the “Base Indenture”). The Base Indenture was supplemented by the first supplemental indenture (the “First Supplemental Indenture,” together with the Base Indenture, the "December 3, 2024 Indenture"), dated as of December 3, 2024, between the Company and the Trustee. The December 3, 2024 Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the December 3, 2024 Additional Notes include those set forth in the December 3, 2024 Indenture and those made part of the December 3, 2024 Indenture by reference to the Trust Indenture Act. The December 3, 2024 Additional Notes have a maturity date of December 3, 2026.

December 17, 2024 Notes

On December 17, 2024, pursuant to the terms of the SPA, the Company issued certain 3% Series B-2 Senior Convertible Notes in the aggregate original principal amount of $11.5 million (the “December 17, 2024 Additional Notes”), which December 17, 2024 Additional Notes are convertible into shares of Common Stock under certain conditions more fully described in the December 17, 2024 Additional Notes. The December 17, 2024 Additional Notes have an original issue discount of approximately thirteen percent (13%) resulting in gross proceeds to the Company of $10.0 million. The December 17, 2024 Additional Notes were issued pursuant to the Base Indenture. The Base Indenture was supplemented by the second supplemental indenture (the “Second Supplemental Indenture,” together with the Base Indenture, the "December 17, 2024 Indenture"), dated as of December 17, 2024, between the Company and the Trustee. The December 17, 2024 Indenture has been qualified under the Trust Indenture Act of 1939, and the terms of the December 17, 2024 Additional Notes include those set forth in the December 17, 2024 Indenture and those made part of the December 17, 2024 Indenture by reference to the Trust Indenture Act. The December 17, 2024 Additional Notes have a maturity date of December 17, 2026.

OAS December 2024 Convertible Notes

On December 30, 2024, OAS entered into the OAS SPA, for an aggregate investment of an additional $1,700,000 in OAS. The OAS SPA was entered into by and among OAS and an additional private investor group, including C&P, an entity affiliated with Joseph Popolo, a director of the Company, for the sale of convertible promissory notes in the aggregate amount of $1,700,000 (the “December OAS Notes”). The December OAS Notes will (i) bear an interest rate of 5% per annum, (ii) have a maturity date of September 30, 2025, and (iii) be convertible into equity securities of OAS upon the closing of the next equity financing, if it occurs prior to the maturity date.

USE OF PROCEEDS

We estimate the net amount of proceeds to us from this offering after deducting the placement agent’s fees and offering expenses will be approximately $16.5 million.

We currently intend to use the net proceeds from this offering for general corporate purposes and will be primarily allocated to support the growth of the Company’s drone business, Ondas Autonomous Systems. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, page 17 of our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the other documents we file with the SEC that are incorporated by reference in this prospectus supplement. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. The declaration of any future cash dividend, if any, would be at the discretion of our board of directors (subject to limitations imposed under applicable Nevada law) and would depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. See “Risk Factors” above.

In addition, the terms of our debt arrangements limit our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024:

●	on an actual basis; and

●	on an as adjusted basis to reflect the sale of Notes in the aggregate original principal amount of $18.9 million after deducting fees and expenses.

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information included in our financial results for the quarter ended September 30, 2024 included in our Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2024 and is incorporated by reference herein.

	September 30, 2024 (Unaudited)	As Adjusted (Unaudited)

Cash	$2,832,550	$18,353,400
Other assets	77,326,106	77,326,106
Total Assets	$80,158,656	$95,679,506
Current Liabilities	39,509,636	47,270,061
Long Term Liabilities	7,553,806	15,314,231
Total Liabilities	47,063,442	62,584,292

Temporary Equity	18,176,422	18,176,422

Stockholders’ Equity	$14,918,792	14,918,792

Total liabilities and stockholders’ equity	$80,158,656	$95,679,506
Total capitalization	22,472,598	30,233,023

Unless otherwise indicated, the number of our shares of common stock to be outstanding immediately after this offering as shown above is based on 75,297,311 shares of common stock outstanding as of September 30, 2024, but excluding the following as of such date:

●	86,746,311 shares of Common Stock issuable upon conversion of our 3% Senior Convertible Notes;

●	236,838 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	4,687,865 shares of Common Stock issuable upon the exercise of outstanding stock options;

●	26,490,210 shares of Common Stock issuable upon the exercise of outstanding warrants; and

●	4,787,649 shares of Common Stock reserved for future issuance under our equity incentive plans.

The table above does not include proceeds received by Ondas Networks and Ondas Autonomous Systems in connection with the Networks November Agreement and OAS SPA, respectively, and the additional grant proceeds received by Airobotics from the IIA (described in the Recent Development section).

DESCRIPTION OF THE SECURITIES BEING OFFERED

We are offering $18,900,000 aggregate principal amount of our 3% Series B-2 senior convertible notes due 2026, which we refer to herein as the “Notes”, which Notes shall be convertible into shares of our common stock. The Notes are being sold pursuant to this prospectus supplement, and the terms of the Securities Purchase Agreement, October 26, 2022, as amended, modified or waived from time to time (the “Securities Purchase Agreement”) between us and each purchaser in connection with this offering. This prospectus supplement also covers up to 40,037,667 shares of our common stock issuable from time to time upon conversion or otherwise under the Notes (including shares of our common stock that may be issued as interest in lieu of cash payments upon a conversion by a Holder). To obtain the number of shares of our common stock issuable from time to time upon conversion or otherwise under the Notes that are covered under this prospectus supplement, we have assumed that all payments under the Notes will be made in shares of our common stock, with interest calculated at an interest rate of 3.00% per annum, compounded monthly, from December 31, 2024 through an assumed maturity date of December 31, 2026, assuming amounts due prior to such maturity date are deferred to such maturity date and assuming a conversion price on such maturity date of the floor price of the Notes.

The following is a description of the material terms of the Notes and our common stock. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes, including the definitions of certain terms used therein. We urge you to read these documents and the Securities Purchase Agreement because they, and not this description, define your rights as a Holder of the Notes. You may request copies of the Notes and Securities Purchase Agreement as set forth under the caption “Where You Can Find More Information.”

Description of Notes

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement to which reference is hereby made. Terms not defined in this description shall have the meanings given to them in the Notes.

The Notes will not be issued under an indenture. The Notes will be issued at approximately a 13% original issue discount. The Notes will be issued in certificated form and not as global securities.

Initial Closing

At the initial closing of this offering, we will issue $18,900,000 in aggregate principal amount of Notes to certain institutional investors.

Ranking

The Notes will be the senior unsecured obligations of the Company and not the financial obligations of our subsidiaries. Until such date no Notes remain outstanding, all payments due under the Notes will be senior to all other indebtedness of the Company and/or any of our subsidiaries.

Maturity Date

Unless earlier converted, or redeemed, the Notes will mature on December 31, 2026, which we refer to herein as the “Maturity Date”, subject to the right of the investors to extend the date:

(i)	if an event of default under the Notes has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes); and/or

(ii)	for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

Interest

The Notes bear interest at the rate of 3% per annum (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash monthly in arrears on (x) if prior to the initial Installment Date (as defined below) or after the Maturity Date, the first trading day of each calendar month, or (y) if on or after the initial Installment Date, but on or prior to the Maturity Date, such Installment Date, if any, in such calendar month (each an “Interest Date”) and if unpaid on an Interest Date, shall compound on such Interest Date. If a holder elects to convert or redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable.

The interest rate of the Notes will automatically increase to 15% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default (See “—Events of Default” below).

Late Charges

We are required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due (solely to the extent such amounts are not then accruing interest at the Default Rate).

Conversion

Fixed Conversions at Option of Holder

Each holder of Notes may convert all, or any part, of the outstanding principal and interest of the Notes, at any time at such holder’s option, into shares of our common stock at the initial fixed conversion price of $1.60, which is subject to:

●	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

●	adjustment in connection a subsequent offering at a per share price less than 120% of the fixed conversion price then in effect to 120% of such per share price.

Voluntary Adjustment Right

Subject to the rules and regulations of the Nasdaq Capital Market, we have the right, at any time, with the written consent of the holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Notes, each holder may alternatively elect to convert the Note (subject to an additional 25% redemption premium) at the Alternate Event of Default Conversion Price.

Limitations on Conversion

Beneficial Ownership Limitation

The Notes may not be converted and shares of common stock may not be issued under Notes if, after giving effect to the conversion or issuance, the applicable Holder (together with its affiliates, if any) would beneficially own in excess of 4.99% of our outstanding shares of common stock, which we refer to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of Notes, except that any raise will only be effective upon 61-days’ prior notice to us.

Conversion of Floor Price

Upon the occurrence of any Conversion Floor Price Condition (as defined in the Notes) in connection with conversion, in whole or in part, of the Notes (including, without limitation, any Alternate Conversion or Installment Conversion thereunder), the Company shall be automatically deemed to have waived, in part, the Floor Price, such that the Floor Price shall be reduced to the greater of (x) 20% of the Minimum Price (as defined in Nasdaq Rule 5635(d)) as of December 31, 2024 and (y) such price that would result in such Conversion Floor Price Condition not to have occurred with respect to such applicable conversion of the Notes.

Events of Default

The Notes contain standard and customary events of default including but not limited: (i) the suspension from trading or the failure to list our common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, each holder may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and late charges thereon), in cash, at a 25% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes.

The equity value of our common stock underlying the Notes is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding such event of default and the date we make the entire payment required.

Bankruptcy Event of Default Mandatory Redemption

If any bankruptcy event of default occurs, we shall immediately redeem in cash all amounts due under the Notes at a 25% premium, unless the holder waives such right to receive such payment.

Fundamental Transactions

The Notes prohibit us from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) is a public company that assumes in writing all of our obligations under the Notes.

Change of Control Redemption Right

In connection with a change of control of the Company, each Holder may require us to redeem in cash all, or any portion, of the Notes to the greater of (i) the face value of the underlying Notes at a 25% redemption premium, (ii) the equity value of our common stock underlying the Notes, and (iii) the equity value of the change of control consideration payable to the holder of our common stock underlying the Notes.

The equity value of our common stock underlying the Notes is calculated using the greatest closing sale price of our common stock during the period immediately preceding the earlier of the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Notes is calculated using the aggregate cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Covenants

The Notes contain a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants:

●	we and our subsidiaries will not initially (directly or indirectly) incur any other indebtedness except for permitted indebtedness;

●	we and our subsidiaries will not initially (directly or indirectly) will not incur any liens, except for permitted liens;

●	we and our subsidiaries will not, directly or indirectly, redeem or repay all or any portion of any indebtedness (except for certain permitted indebtedness) if at the time the payment is due or is made or, after giving effect to the payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing;

●	we and our subsidiaries will not redeem, repurchase or pay any dividend or distribution on our respective capital stock;

●	we and our subsidiaries will not sell, lease, assign, transfer or otherwise dispose of any of our assets or any assets of any subsidiary, except for permitted dispositions (including sales of assets in the ordinary course of business);

●	we and our subsidiaries will not (directly or indirectly) engage in a material line of business substantially different from those lines of business as of the date of the issuance of the Notes;

●	we and our subsidiaries will not initially, directly or indirectly, permit any indebtedness to mature or accelerate prior to the Maturity Date of the Notes;

●	we and our subsidiaries will maintain and our existence, rights, and privileges, to become or remain, duly qualified and in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary;

●	we and our subsidiaries will maintain and preserve, all of its properties which are necessary or useful in the proper conduct of our business;

●	we and our subsidiaries will take all action necessary or advisable to maintain all of the intellectual property rights (as defined in the Securities Purchase Agreement) that are necessary or material to the conduct of our business in full force and effect;

●	we and our subsidiaries will maintain insurance in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is in accordance with sound business practice by similarly situated companies;

●	we and our subsidiaries will not, (directly or indirectly), enter into, renew, extend or be a party to, any transaction or series of related transactions with any affiliate, except transactions in the ordinary course of business and on terms that are comparable to an arm’s length transaction with a non-affiliate;

●	we will not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by this offering) or (ii) issue any other securities that would cause a breach or default under the Notes;

●	we and our subsidiaries will pay when due all taxes, fees or other charges of any nature whatsoever now or hereafter imposed or assessed us; and

●	we will hire an independent, reputable investment bank to investigate whether any breach of the Notes has occurred if an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing or any Holder reasonably believes that an event constituting an event of default has occurred or is continuing.

Installment Conversion; Installment Redemption

The Notes are payable in monthly installments beginning on January 1, 2025 through the Maturity Date (each such date, an “Installment Date”). On each Installment Date, we will make monthly payments by converting the applicable “Installment Amount” (as defined below) into shares of our common stock (an “Installment Conversion”), subject to satisfaction of certain equity conditions as described in the Note, including a minimum $1.50 share price, $500,000 minimum daily volume, and maintaining continued Nasdaq listing requirements among other conditions.

We may also, at our option, pay the Installment Amount by redeeming such Installment Amount in cash (an “Installment Redemption”), or by any combination of an Installment Conversion and an Installment Redemption. However, payment in cash is required in the event equity conditions under the Note are not satisfied.

The “Installment Amount” will equal:

(i)	for all Installment Dates other than the Maturity Date, the lesser of (x) the Holder Pro Rata Amount of $1,437,500 and (y) the principal amount then outstanding under the Note; and

(ii)	on the Maturity Date, the principal amount then outstanding under the Note.

Changes to the Notes

Each Note may not be changed or amended without the prior written consent of the holder of such Note and the Trustee.

Calculations in Respect of the Notes

We will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the prices of our common stock, the conversion price of the Notes, accrued interest payable on the Notes, the number of shares of our common stock issuable in connection with payments of principal and interest under the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on Holders of Notes.

Form, Denomination and Registration

The Notes will be issued: (i) in certificated form; (ii) without interest coupons; and (iii) in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

Governing Law

The Notes will be governed by, and construed in accordance with, the laws of New York without regard to its conflicts of law principles.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations to U.S. Holders (as defined below) of the purchase, ownership and disposition of our notes and any of our common stock received upon their conversion. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase notes, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons that hold the notes or common stock as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our outstanding stock, persons that are required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, persons deemed to sell the notes or the common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a U.S. Holder (as defined below) whose “functional currency” is other than the U.S. dollar, or persons who acquire or are deemed to have acquired the notes in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold the notes and common stock as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221 and acquire the notes in connection with this offering.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes or the common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the notes or the common stock are encouraged to consult their own tax advisors.

The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. References in the following discussion to “we” and “us” are to Ondas and its subsidiaries on a consolidated basis.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE NOTES.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of notes or common stock that is: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (4) a trust, if (A) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Payment of Interest

Stated Interest. Interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. We issued the notes at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price and the stated principal amount at maturity of each note constitutes original issue discount (“OID”). A U.S. Holder will be required to include OID in its gross income periodically over the term of the notes before receipt of the cash or other payment attributable to such income.

The amount of OID a U.S. Holder must include in gross income as it accrues is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note. The accrual period of a note may be of any length the U.S. Holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

The issue price of a note for OID purposes is the first price at which a substantial amount of notes are sold to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), which price is expected to be the issue price shown on the cover of this Prospectus. The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued original issue discount for each prior accrual period.

Under these rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase a U.S. Holder’s basis in the note.

Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash

Upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or conversion, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder plus the amount, if any, of OID included in gross income as of the date of sale, exchange, redemption or conversion of the note, and the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “Adjustments to Conversion Rate” below. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations).

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Adjustment To Conversion Rate.” In the event of an adjustment to the conversion rate of the notes as a result of taxable dividends to holders of our common stock or certain other events, including upon a make-whole fundamental change in certain circumstances, holders of the notes may be treated as having received a constructive distribution for U.S. federal income tax purposes, even if such holder does not exercise its conversion privilege. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a noteholder’s proportionate interest in our assets or earnings and profits could be treated as a constructive distribution. Any such constructive distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which no cash or property is received. It is not clear whether any such dividend will be eligible for the reduced tax rate available to certain non-corporate U.S. Holders with respect to “qualified dividend income” as discussed below under “—Taxation of Distributions on Common Stock.”

Conversion of the Notes Into Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder’s tax basis in the common stock received on conversion of a note will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the U.S. Holder, it will be taxable as ordinary income. A U.S. Holder’s tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share, and will be taxable as described below under “Sale, Exchange or Other Disposition of Common Stock.”

Taxation of Distributions on Common Stock

Distributions, if any, paid on our common stock generally will be includable in a U.S. Holder’s income as dividend income to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Such distributions should qualify for taxation at preferential rates in the case of a U.S. Holder which is an individual, trust or estate, provided that such holder meets certain holding period and other requirements.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other disposition of common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such common stock. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations). A U.S. Holder’s gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Additional Tax on Investment Income

A U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s net investment income for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include interest income and gain on the disposition of securities. This tax is in addition to any income taxes due on such investment income. U.S. Holders are encouraged to consult their tax advisors regarding the applicability of the 3.8% tax on net investment income to the ownership of the notes.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS and to U.S. Holders, and “backup withholding” with respect to certain payments made on or with respect to the notes. Certain U.S. Holders are exempt from backup withholding and information reporting, including tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its taxpayer identification number, or TIN, which, for an individual would be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is timely furnished.

PLAN OF DISTRIBUTION

We have entered into a placement agent agreement, dated as of October 26, 2022 (the “Placement Agent Agreement”), with Oppenheimer & Co. Inc. to act as our sole placement agent in connection with this offering. Subject to the terms and conditions contained in the Placement Agent Agreement, the placement agent agreed to act as placement agent in connection with the sale of the Notes offered pursuant to this prospectus supplement and the accompanying prospectus. The placement agent is not purchasing or selling any of the Notes we are offering by this prospectus supplement, and is not required to arrange the purchase or sale of any specific dollar amount, but the placement agent has agreed to use “reasonable efforts” to arrange for the sale of the Notes offered hereby.

We have entered into the Securities Purchase Agreement. All of the Notes will be sold at the same price. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. We expect that the sale of the Notes will be completed on or around December 31, 2024.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, as amended, modified or waived from time to time, we will offer and the investors will purchase $18.9 million of our Notes, resulting in gross proceeds to the Company of approximately $16.5 million, before deducting placement agent fees and estimated offering expenses. The Securities Purchase Agreement provides that the obligations of each investor are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

The foregoing does not purport to be a complete statement of the terms and conditions of the Securities Purchase Agreement, a copy of which is included as an exhibit to the Current Reports on Form 8-K filed on October 26, 2022 and January 23, 2023, in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Placement Agent Agreement

The Placement Agent Agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the placement agent.

Pursuant to the terms of the Placement Agent Agreement, we will pay the placement agent a cash placement agent fee equal to 5% of the gross proceeds of this offering. The following table shows the placement agent fee we will pay to the placement agent in connection with the sale of the Notes offered hereby, assuming the purchase of all of the Notes we are offering:

Per each $1,000 of aggregate principal amount of Notes	$50
Total	$821,739.13

We estimate that the total expenses of this offering, excluding the placement agent fees, will be approximately $100,000. We have also agreed to reimburse the placement agent for out-of-pocket costs and expenses incident to this offering and the performance of the obligations of the placement agent (including, without limitation, the fees and expenses of counsel to the placement agent), provided, that, excluding expenses related to Blue Sky and FINRA filings, such costs and expenses shall not exceed $25,000 without our prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

We have agreed to indemnify the placement agent against liabilities arising out of its activities pursuant to the Placement Agent Agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agent Agreement, a copy of which is included as an exhibit to the Current Report on Form 8-K filed on October 26, 2022, in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Price Stabilization, Short Positions and Penalty Bids

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Electronic Distribution

A prospectus supplement in electronic format may be delivered to potential investors by the placement agent. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on the placement agent’s web site and any information contained in any other web site maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus supplement forms a part.

Lock-up

Provisions in Securities Purchase Agreement

We are also subject to certain lock-up provisions in the Securities Purchase Agreement. Terms used herein and not defined herein have the meanings ascribed to them in the Securities Purchase Agreement.

Pursuant to the terms of the Securities Purchase Agreement, so long as any investor beneficially owns any of our securities, we will not, without the prior written consent of the Required Holders issue any Notes (other than to the investors as contemplated herein) and we shall not issue any other securities that would cause a breach of default under the Notes. We agree that for the period commencing on the date of this prospectus supplement and ending on the date immediately following the six month anniversary of the Additional Closing Date (the “Restricted Period”), neither we nor any of our subsidiaries shall directly or indirectly:

●	file a registration statement under the Securities Act relating to securities that are not the Underlying Securities (other than a registration statement on Form S-4 or Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date of this prospectus supplement (including the registration statement of which this prospectus supplement forms a part) (solely to the extent necessary to keep such registration statements effective and available and not with respect to any Subsequent Placement));

●	amend or modify (whether by an amendment, waiver, exchange of securities, or otherwise) any of our warrants to purchase common stock that are outstanding as of the date of this prospectus supplement; or

●	issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act)), any Convertible Securities, any debt, any preferred stock or any purchase rights (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during the Restricted Period or at any time thereafter) is referred to as a “Subsequent Placement”).

Notwithstanding the foregoing, these lock-up restrictions shall not apply in respect of the issuance of (A) shares of common stock or standard options to purchase common stock to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below), provided, that (x) all such issuances (taking into account the shares of common stock issuable upon exercise of such options) after the date of this prospectus supplement pursuant to this clause (A) do not, in the aggregate, exceed more than 5% of the shares of common stock issued and outstanding immediately prior to the date of this prospectus supplement and (y) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the investors; (B) shares of common stock issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase common stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) issued prior to the date of this prospectus supplement, provided, that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this prospectus supplement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase common stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) is not lowered, none of such Convertible Securities (other than standard options to purchase common stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase shares of common stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (C) the Conversion Shares; (D) any shares of common stock, warrants or options issued or issuable in connection with the acquisition of Airobotics Ltd. and with any bona fide strategic or commercial alliances, acquisitions, mergers, licensing arrangements, and strategic partnerships, provided, that (x) the primary purpose of such issuance is not to raise capital as reasonably determined, and (y) the purchaser or acquirer or recipient of the securities in such issuance solely consists of either (I) the actual participants in such strategic or commercial alliance, strategic or commercial licensing arrangement or strategic or commercial partnership, (II) the actual owners of such assets or securities acquired in such acquisition or merger or (III) the stockholders, partners, employees, consultants, officers, directors or members of the foregoing persons, in each case, which is, itself or through its subsidiaries, an operating company or an owner of an asset, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (z) the number or amount of securities issued to such persons by the Company shall not be disproportionate to each such person’s actual participation in (or fair market value of the contribution to) such strategic or commercial alliance or strategic or commercial partnership or ownership of such assets or securities to be acquired by the Company, as applicable and (E) shares of common stock issued upon exercise of the PIPE Warrants (each of the foregoing in clauses (A) through (E), collectively the “Excluded Securities”). “Approved Stock Plan” means any employee benefit plan, including stock incentive plans, which has been approved by our board of directors prior to or subsequent to the date of this prospectus supplement pursuant to which shares of common stock and standard options to purchase common stock may be issued to any employee, officer or director for services provided to us in their capacity as such.

NASDAQ Listing

Our shares of common stock are listed on the Nasdaq Stock Market under the symbol “ONDS.” The transfer agent and registrar for our common stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Delton, Florida 32725. Its telephone number is (813) 344-4490.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus supplement incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on January 24, 2024, February 8, 2024, February 21, 2024, February 26, 2024, April 1, 2024, May 24, 2024, June 21, 2024, August 30, 2024, September 3, 2024, September 9, 2024, October 15, 2024, November 15, 2024, November 18, 2024, November 19, 2024, November 29, 2024, December 3, 2024, December 16, 2024, December 17, 2024, December 27, 2024, December 30, 2024, and December 30, 2024; and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2020, as updated by the description of capital stock contained in Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 22, 2022.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.

One Marina Park Drive, Suite 1410

Boston, Massachusetts 02210

Attention: Eric Brock

Telephone: (888) 350-9994

LEGAL MATTERS

The validity of the securities being offered by this prospectus supplement will be passed upon by Snell & Wilmer L.L.P., Las Vegas, Nevada. Certain legal matters will be passed upon for the placement agent by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ondas Holdings Inc. as of December 31, 2023 and December 31, 2022 and for the years then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding our company and the notes offered by this prospectus supplement, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus supplement is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at http://www.ondas.com. The information contained on our website and the SEC (except for the filings described above) is expressly not incorporated by reference into this prospectus supplement.

PROSPECTUS

$175,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

This prospectus relates to the sale from time to time in one or more offerings of up to $175,000,000 of shares of our common stock, par value $0.0001 (“Common Stock”); shares of our preferred stock, par value $0.0001 (“Preferred Stock”), which we may issue in one or more series or classes; debt securities, which we may issue in one or more series; warrants to purchase our Common Stock, Preferred Stock or debt securities; and units (collectively referred to as the “securities”).

We will provide the specific terms of any securities to be offered in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered, the offering price of the securities and the net proceeds from the sale of those securities. The securities may be offered separately or together in any combination or as a separate series. You should carefully read this prospectus and any accompanying prospectus supplement, together with any documents incorporated by reference herein and therein, before you invest in our securities. We may sell these securities to or through underwriters, to other purchasers, through dealers or agents or through any combination of these methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our Common Stock is traded on The NASDAQ Capital Market under the symbol “ONDS.” On February 8, 2024, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $1.31.

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 5 of this prospectus and in the applicable prospectus supplement, and in any other document incorporated by reference herein or therein, for factors you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2024

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus, up to a total dollar amount of $175,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement and attach it to this prospectus. Based on 57,233,489 shares of Ondas Holdings Inc.’s common stock held by non-affiliates and the reported sale price of our common stock of $1.37 on the Nasdaq Stock Market on January 31, 2024, our market value held by non-affiliates was approximately $78 million. The prospectus supplement will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus may not be used to offer or consummate a sale of securities unless it is accompanied by a prospectus supplement.

The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplements filed with the SEC. We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus to “Ondas” “Ondas Holdings” the “Company,” “we,” “us,” and “our” refer to Ondas Holdings Inc. and our consolidated subsidiaries, Ondas Networks Inc., Ondas Autonomous Holdings Inc., Airobotics Ltd. and American Robotics, Inc.; unless otherwise specified, references to “Ondas Networks” refers to Ondas Networks Inc., references to “OAH” refers to Ondas Autonomous Holdings Inc., references to “Airobotics” refers to Airobotics Ltd., and references to “American Robotics” refers to American Robotics, Inc. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, financial position and economic performance including, in particular, future sales, competition and the effect of economic conditions. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information are subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in these securities. You should carefully read the entire prospectus, including the “Risk Factors” section, the documents incorporated by reference into this prospectus, and any prospectus supplement.

Overview

Ondas Holdings Inc. is a leading provider of private wireless, drone, and automated data solutions through its subsidiaries Ondas Networks Inc. (“Ondas Networks”) Ondas Autonomous Holdings Inc., Airobotics Ltd. (“Airobotics”), and American Robotics, Inc. (“American Robotics” or “AR”). Airobotics is an Israeli-based developer of autonomous drone systems. American Robotics is a leading developer of highly automated commercial drone systems. Airobotics and American Robotics operate together under OAH as a separate business unit called Ondas Autonomous Systems. Ondas Networks and Ondas Autonomous Systems together provide users in rail, energy, mining, agriculture, public safety and critical infrastructure and government markets with improved connectivity, data collection capabilities, and data collection and information processing capabilities. We operate Ondas Networks and Ondas Autonomous Systems as separate business segments, and the following is a discussion of each segment.

Ondas Networks Segment

Ondas Networks provides wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We refer to these applications as the Mission-Critical Internet of Things (“MC-IoT”). Our wireless networking products are applicable to a wide range of MC-IoT applications, which are most often located at the very edge of large industrial networks. These applications require secure, real-time connectivity with the ability to process large amounts of data at the edge of large industrial networks. Such applications are required in all of the major critical infrastructure markets, including rail, electric grids, drones, oil and gas, and public safety, homeland security and government, where secure, reliable and fast operational decisions are required in order to improve efficiency and ensure a high degree of safety and security.

We design, develop, manufacture, sell and support FullMAX, our patented, Software Defined Radio (“SDR”) platform for secure, licensed, private, wide-area broadband networks. Our customers install FullMAX systems in order to upgrade and expand their legacy wide-area network infrastructure. Our MC-IoT intellectual property has been adopted by the Institute of Electrical and Electronics Engineers (“IEEE”), the leading worldwide standards body in data networking protocols, and forms the core of the IEEE 802.16s standard. Because standards-based communications solutions are preferred by our mission-critical customers and ecosystem partners, we have taken a leadership position in IEEE as it relates to wireless networking for industrial markets. As such, management believes this standards-based approach supports the adoption of our technology across a burgeoning ecosystem of global partners and end markets.

Our software-based FullMAX platform is an important and timely upgrade solution for privately-owned and operated wireless wide-area networks, leveraging Internet Protocol-based communications to provide more reliability and data capacity for our mission-critical infrastructure customers. We believe industrial and critical infrastructure markets throughout the globe have reached an inflection point where legacy serial and analog based protocols and network transport systems no longer meet industry needs. In addition to offering enhanced data throughput, FullMAX is an intelligent networking platform enabling the adoption of sophisticated operating systems and equipment supporting next-generation MC-IoT applications over wide field areas. These new MC-IoT applications and related equipment require more processing power at the edge of large industrial networks and the efficient utilization of network capacity and scarce bandwidth resources which can be supported by the “Fog-computing” capability integrated in our end-to-end network platform. Fog-computing utilizes management software to enable edge compute processing and data and application prioritization in the field enabling our customers more reliable, real-time operating control of these new, intelligent MC-IoT equipment and applications at the edge.

Our Partnership with Siemens Mobility

        In April 2020, Ondas Networks entered into a strategic partnership with Siemens Mobility (“Siemens”), a worldwide leader in seamless, sustainable, reliable and secure transportation solutions for more than 160 years, to both market our FullMAX-based networking technology and services and to jointly develop wireless communications products for the North American Rail Industry based on Siemens’ Advanced Train Control System (“ATCS”) protocol and our FullMAX MC-IoT platform.

We believe Siemens has both the sales and marketing reach and support to drive our technology to wide scale acceptance across the global rail market beginning with the North American Class I Railroad market. In the third quarter of 2021 we completed the development of our first jointly-developed product with Siemens – the dual-mode ATCS/MC-IoT radio systems. Siemens is now marketing and selling these proprietary systems under the brand name Airlink to our railroad customers. The dual-mode ATCS radio systems support Siemens’ extensive installed base of ATCS radios as well as offer Siemens’ customers the ability to support a host of new advanced rail applications utilizing our MC-IoT wireless system. These new applications, including Advanced Grade Crossing Activation and Monitoring, Wayside Inspection, Railcar Monitoring and next generation signaling and train control systems, are designed to increase railroad productivity, reduce costs and improve safety. In addition, Siemens markets and sells Ondas Networks’ standalone MC-IoT 802.16 products under the Siemens Airlink brand.

Our relationship with Siemens has expanded significantly since entering into the partnership both with (i) the wider marketing of our wireless technology platform and (ii) multiple additional joint-product programs. Siemens has expanded its marketing reach of Ondas Networks products with identified opportunities in North American Passenger and Transit Rail as well as in European and Asian Rail markets. We believe our technology has broad potential in these large, newly targeted markets.

In November 2021, Siemens secured its first commercial 900 MHz rail order for a major Class I Railroad in the United States which was delivered in December 2021. In August 2022, we announced that we had secured an initial volume order from Siemens for the Class I Rail 900 MHz Network consisting of both ATCS compatible products along with Ondas’ catalog products. In September 2022, we received government authorization to sell ATCS radios in Canada. In March 2023 the Association of American Railroads (“AAR”) formally announced that IEEE 802.16 standard would be the wireless platform for the greenfield 900 MHz network. The AAR also confirmed they have agreed with the Federal Communications Committee to retire the legacy 900 MHs band by September 2025 and that the wireless network in the new 900 MHz band would be substantially built by April 2026.

Additional Critical Markets

We have launched additional initiatives to take our MC-IoT connectivity and ecosystem partnering strategy into other critical infrastructure markets. In June 2022, we announced the first successful installation of our technology into an Integrated Coastal Surveillance System (ICSS) in the Caribbean with a global defense contractor. In the fourth quarter of 2022, we received and delivered on a new ICSS order for the defense contractor to be deployed in India. We expect additional orders from this defense vendor for the ICSS application in 2023. We believe our FullMAX technology’s licensed frequency flexibility, reliability, and long communications range over ocean surfaces, is broadening the scale of our technology in this emerging market for homeland security.

Ondas Autonomous Systems Segment

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™ and Scout System™ (the “Autonomous Drone Platforms”).

The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. These use cases include public safety, security and smart city deployments where routine, high-resolution automated emergency response, mapping, surveying, and inspection services are highly valued, in addition to industrial markets such as oil & gas, rail and ports which emphasize security and inspection solutions. The Autonomous Drone Platforms are typically provided to customers under a Data-as-a-Service (DaaS) business model, while some customers will choose to purchase and own and operate an Optimus Systems™.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the Federal Aviation Administration (“FAA”) for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

In addition to the Autonomous Drone Platforms, we also offer a counter-drone system called the Raider™. The Raider™ was developed by Iron Drone Ltd. (“Iron Drone”), an Israeli-based company specializing in the development of autonomous counter-drone systems, and is deployed by government and enterprise customers to provide security and protect critical infrastructure, assets and people from the threat of hostile drones. Ondas Holdings acquired the assets of Iron Drone on March 6, 2023.

Autonomous Drone Platforms

We design, develop and manufacture autonomous drone systems, providing high-fidelity, ultra-high-resolution aerial data to enterprise and government customers. We currently prioritize the marketing of our Optimus System™ which provides customers with a turnkey data and information solution and the ability to continuously digitize, analyze, and monitor their assets and field operations in real-time or near real-time. We believe the market opportunity for our Scout System™ remains significant. As we drive market adoption with the Optimus platform, we anticipate re-introducing the Scout platform including newly enhanced versions to help segment the market for different use cases and price points.

The Optimus System™ has been designed from the ground up as an end-to-end product capable of continuous unattended operations in the real world. Powered by innovations in robotics automation, machine vision, edge computing, and AI. Once installed in the field at customer locations, a fleet of connected Optimus Systems™, which are often deployed as networked drone infrastructure, which we refer to as Urban Drone Infrastructure, remains indefinitely positioned in an area of operation, automatically collecting and seamlessly delivering data and information regularly and reliably.

We market the Optimus System™ under a DaaS business model, whereby our drone platform aggregates customer data and provides the data analytics meeting customer requirements in return for an annual subscription fee. Some customers purchase Optimus Systems™ to own and operate themselves. We also engage distributors to assist in the sales and marketing of our Optimus System™ in geographic markets where it is more cost effective to identify and service potential customers by engaging local third parties. These distribution agreements can include joint ventures, where Ondas Autonomous Systems will provide technical expertise to support the joint venture partner in the provision of aerial data services to customers.

The Optimus System™ consists of (i) Optimus™, a highly automated, AI-powered drone with advanced imaging payloads, (ii) the Airbase™, a ruggedized weatherproof base station for housing, battery swapping, battery charging, payload swapping, data processing, and cloud transfer, and (iii) Insightful™, a secure web portal and API which enables remote interaction with the system, data, and resulting analytics anywhere in the world. These major subsystems are connected via a host of supporting technologies. Airbase™ has internal robotic systems that enable the automated swapping of batteries and payloads. Automated battery swapping allows for 24/7 operation of Optimus as the Optimus drone can immediately be redeployed after returning to the dock for a battery swap. Similarly, the ability to autonomously swap sensors and advanced payloads without human intervention allows for the Optimus System to provide multiple applications and use cases from a single location.

American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation BVLOS without a human operator or visual observer on-site. American Robotics’ FAA approvals were enabled by integrating a suite of proprietary technologies, including Detect-and-Avoid (“DAA”) and other proprietary intelligent safety systems into its autonomous drone platform, which we plan to integrate into the Optimus System™. Airobotics is in the advanced stages of receiving approval for Type Certification (“TC”) from the FAA for the Optimus UAV. TC approval will enable expanded operation for the Optimus System™ in the United States including flight operations in populated areas.

The Raider™

The Raider™ is a counter-drone system, which was designed and developed by Iron Drone, that we are marketing to government and enterprise customers who can utilize the system for security and the protection of critical infrastructure, assets and people from the threat of hostile drones. A typical Raider™ deployment location would include sensitive locations such as borders, stadiums or schools, or near critical assets such as power plants and military bases, and for high profile locations such as amusement parks or where public events are held.

The Raider™ is designed to detect, track and intercept unauthorized, or hostile unmanned aircraft and is most often sold with three small UAVs that are housed in a docking station. The Raider UAV has live video capability and a payload containing a net that can be deployed to intercept a hostile drone. Upon detection of an unauthorized drone, one or more Raider™ UAVs can be autonomously deployed at high speeds to track the unauthorized aircraft. If the unauthorized aircraft is deemed hostile, the Raider™ UAV can deploy the netting to physically intercept the aircraft. A parachute integrated with the netting allows the intercepted drone to safely fall to the ground for collection by our customer.

Disruption Due to Israel-Hamas War

On October 7, 2023, the State of Israel, where Airobotics’ main offices and facilities are located, suffered a surprise attack by hostile forces from the Gaza Strip, which led to the Security Cabinet of the State of Israel declaring a state of war in Israel. This military operation and related activities are on-going as of the date of this filing.

The Company has considered various ongoing risks relating to the military operation and related matters, including:

●	That approximately 17% of the Company’s workforce in Israel was called to active duty, which temporarily reduced our workforce;

●	That some of the Company’s Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities or due to personnel shortages related to the war effort, which resulted in a temporary delay of inventory production; and

●	A slowdown in the number of international flights in and out of Israel.

In recent weeks, all of the Company’s workforce in Israel returned to work and inventory production restraints have eased. The Company is closely monitoring how the military operation and related activities could adversely affect its anticipated milestones and its Israel-based activities to support future operations, including the Company’s ability to import materials that are required to construct the Optimus System™ and to ship them outside of Israel. As of the date of this prospectus, the Company has determined that there have not been any materially adverse effects on its business or operations, but it continues to monitor the situation, as any future escalation or change could result in a material adverse effect on the ability of the Company’s Israeli office to support the Company’s activities. The Company does not have any specific contingency plans in the event of any such escalation or change.

Corporate Information

Ondas’ corporate headquarters are located in Marlborough, Massachusetts. Ondas Networks has offices and facilities in Sunnyvale, California, American Robotics’ offices and facilities are located in Marlborough, Massachusetts, and Airobotics’ offices and facilities are located in Petah Tikva, Israel.

Our telephone number is (888) 350-9994 and out Internet website is www.ondas.com. The information on our website is not a part of, or incorporated in, this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

●	funding capital expenditures;

●	repaying debt;

●	paying for possible acquisitions or the expansion of our business; and

●	providing working capital.

When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X. In addition, as of the date of this prospectus, we have not entered into any agreements or arrangements for capital expenditures that would be paid for from the proceeds of this offering.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 shares are designated as Series A Preferred and 5,000,000 shares are non-designated (“blank check”) shares. As of January 30, 2024, we had 61,945,413 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the Nevada Revised Statutes (the “NRS”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated articles of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the NRS.

Common Stock

The holders of the Company’s Common Stock:

1. Have ratable rights to dividends from funds legally available if and when declared by the Company’s Board of Directors (the “Board”).

2. Are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation.

3. Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

4. Are entitled to cast one non-cumulative vote for each share held on all matters on which holders of Common Stock may vote and, with respect to the election of directors, one non-cumulative vote for each share held for each of the duly nominated directors.

The rights, preferences, and privileges of the holders of Common Stock may be adversely affected by, the rights of the holders of any series of Preferred Stock that may be issued by Ondas.

Preferred Stock

The Board may, without further action of the Company’s stockholders, issue shares of Preferred Stock in one or more series, fix the number of shares, determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted under Chapter 78 of the NRS.

The Board may also increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of Ondas entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

On August 14, 2020, the Company filed a Certificate of Designation with the State of Nevada to designate 5,000,000 shares of the Company’s Preferred Stock as Series A Convertible Preferred Stock (“Series A Preferred”). Shares of Series A Preferred rank pari passu with the Company’s Common Stock, except that holders of Series A Preferred shall have certain liquidation preferences as set forth in the Certificate of Designation and the holders of the Series A Preferred are not entitled to vote on any matters presented to the stockholders of the Company. The Certificate of Designation became effective on the August 14, 2020.

In connection with the Company’s underwritten public offering of Common Stock consummated on December 8, 2020, the Company’s outstanding 2,350,390 shares of Series A Convertible Preferred Stock mandatorily converted into an aggregate of 979,361 shares of Common Stock.

Nevada Laws

Chapter 78 of the NRS contains a provision governing “Acquisition of Controlling Interest.” This “control share act” (NRS 78.378 through 78.3793, inclusive) provides generally that any person, individually or in association with others, that acquires 20% or more of the outstanding voting shares of certain Nevada corporations may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share act will apply to the Company if the Company were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger) and if the Company does business in the State of Nevada directly or through an affiliated corporation, unless the Company’s Articles of Incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. The control share act provides that a person, individually or in association with others, acquires a “controlling interest” when it acquires ownership of outstanding voting shares that, but for the operation of the control share act, would bring its voting power of the Company in the election of directors within any of the following three ranges:

●	20% to 33%;

●	33% to 50%; and

●	more than 50%.

Once an acquirer crosses one of the above thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. A corporation may elect to opt-out from the provisions of the control share act by providing in the articles of incorporation or bylaws that such provisions do not apply to the corporation. The Company’s Articles of Incorporation and bylaws do not exempt the Company’s Common Stock from the control share act. As of the date of this filing, the Company does not have 200 or more stockholders of record and, as a result, the control share act does not currently apply to the Company.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Our transfer agent and registrar is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida. Its telephone number is (813) 344-4490.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “ONDS.”

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and supplemental indenture applicable to the debt securities unless we are not required under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, to issue the debt securities pursuant to an indenture. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the debt securities that we may offer using this prospectus. Further terms of the debt securities will be stated in the applicable prospectus supplement. The following description and any description of the debt securities in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of the applicable indenture and supplemental indenture (to the extent we are required to issue the debt securities pursuant to an indenture) and form of debt security.

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of Ondas. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we are required pursuant to the provisions of the Trust Indenture Act, the debt securities will be issued under one or more indentures, which are contracts between us and an eligible banking institution or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer, including debt securities that are issued under an indenture, in more detail in a prospectus supplement.

If required, we will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. If required, we will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures (to the extent applicable to a particular issuance of our debt securities) are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement that we may authorize to be provided to you related to the series of debt securities being offered and, to the extent applicable, the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and we will file supplemental indentures and forms of debt securities containing the terms of the debt securities being offered under indentures as exhibits to the registration statement of which this prospectus is a part or such supplemental indentures will be incorporated by reference to reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures will be qualified under the Trust Indenture Act. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The indentures do not limit the amount of other debt that we may incur and do not contain financial or similar restrictive covenants. The indentures do not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities offered and the price or prices at which we will offer the debt securities. The description will include:

●	the title of the debt securities;

●	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

●	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

●	the date or dates on which we must pay the principal;

●	whether the debt securities will be issued with any original issue discount;

●	whether the debt securities are convertible into common stock or other securities or property and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

●	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

●	whether and under what circumstances, if any, we will pay a premium or additional amounts on any debt securities;

●	the place or places where we must pay the principal and any premium or interest on the debt securities;

●	the terms and conditions on which we may redeem or retire any debt security, if at all;

●	any obligation to redeem or repurchase any debt securities, and the terms and conditions on which we must do so;

●	the denominations in which we may issue the debt securities if other than denominations of $1,000 and any integral multiple thereof;

●	the manner in which we will determine the amount of principal of or any premium or interest or additional amounts on the debt securities;

●	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity if other than 100%;

●	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

●	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities are defeasible;

●	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	whether we will issue the debt securities under indentures;

●	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

●	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

●	any addition to or change in the covenants in the indentures, if any, including whether the indenture will restrict our ability or the ability of our subsidiaries to:

o	incur additional indebtedness;

o	issue additional securities;

o	create liens;

o	pay dividends or make distributions in respect of our capital shares or the capital shares of our subsidiaries;

o	redeem capital shares;

o	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

o	make investments or other restricted payments;

o	sell or otherwise dispose of assets;

o	enter into sale-leaseback transactions;

o	engage in transactions with stockholders or affiliates;

o	issue or sell shares of our subsidiaries; or

o	effect a consolidation or merger;

●	whether the indenture, if any, will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	procedures for any auction or remarketing, if any; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity under the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than United States dollars in the prospectus supplement.

Conversion and Exchange Rights

The applicable prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for Common Stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of Common Stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

Unless otherwise indicated in a prospectus supplement, we may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest or other obligations, including a default under any repurchase or redemption obligation, in respect of senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to senior indebtedness that permits holders of the senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Form, Exchange and Transfer

If issued, the debt securities will be issued only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “Global Securities” and will trade in book-entry form only.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer or exchange of any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, and shall not permit any other person to consolidate with or merge into us, unless:

●	either: (i) we are the surviving corporation or (ii) the person formed by or surviving any consolidation, amalgamation or merger or resulting from such conversion (if other than Ondas) or to which such sale, assignment, transfer, conveyance or other disposition has been made, is a corporation, limited liability company or limited partnership organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations under the debt securities and under the indentures pursuant to agreements reasonably satisfactory to the indenture trustee;

●	immediately before and after giving pro forma effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

●	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

The terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, it is anticipated that each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

●	failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

●	failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

●	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

●	failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

●	failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given to us by the applicable indenture trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture; and

●	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default (other than an event of default with respect to Ondas described in the last item listed above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice as provided in the applicable indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an event of default with respect to Ondas described in the last item listed above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security, such specified amount) will automatically, and without any action by the applicable trustee or any holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions in the indentures relating to the duties of the trustees in case an event of default has occurred and is continuing, each trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered to such trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

●	such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

●	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

●	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to each trustee annually, within 150 days after the end of each fiscal year, a certificate by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

●	change the stated maturity of the principal of, or time for payment of any installment of principal of or interest on, any debt security;

●	reduce the principal amount of, or any premium or the rate of interest on, any debt security;

●	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

●	change the place or the coin or currency of payment of principal of, or any premium or interest on, any debt security;

●	impair the right to institute suit for the enforcement of any payment due on any debt security;

●	modify the subordination provisions in the case of subordinated debt securities;

●	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

●	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

●	modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Each of the indentures provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date:

●	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

●	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security the United States dollar equivalent on the date of original issuance of such security of the amount determined as provided immediately above); and

●	certain debt securities, including those owned by us or any of our other affiliates, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, only persons who are holders of outstanding debt securities of that series on the record date may take such action.

Optional Redemption

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the indenture trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the depositary in accordance with its procedures. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information, as applicable: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; that on the redemption date the redemption price will become due and payable upon each security to be redeemed and, if applicable, that interest thereon will cease to accrue after such date; the place or places where such debt securities are to be surrendered for payment of the redemption price; and that the redemption is for a sinking fund, if such is the case.

Prior to any redemption date, we will deposit or cause to be deposited with the indenture trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the indenture trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

●	either:

o	all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

o	all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

and in either case we have irrevocably deposited with the trustee as trust funds for such purpose money in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date;

●	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

●	we have delivered an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities of that series have been complied with.

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have provisions of the indentures relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance. The indentures provide that, upon our exercise of our option (if any) to have the provisions relating to legal defeasance applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

●	we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

●	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of such deposit;

●	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound;

●	we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

●	we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in the items set forth immediately above and the item set forth immediately below, as applicable, have been complied with;

●	in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our senior debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our senior debt and no other event of default with respect to any of our senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof: and

●	we have delivered to the trustee an opinion of counsel to the effect that all conditions precedent set forth in the first, third or fourth item above have been complied with.

Covenant Defeasance. The indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain events of default, which are described above in the fifth item listed under “Events of Default” above and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in the second, third, fourth, fifth, sixth and seventh items above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Notices

We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Information Concerning the Indenture Trustee

The indenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. The indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by an indenture at the request or direction of any of the applicable holders pursuant to such indenture unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated loan may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in The City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture in The City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the warrants to purchase Common Stock, Preferred Stock and/or debt securities that we may offer using this prospectus. Further terms of the warrants will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of the warrant and warrant agreement.

General

We may issue warrants for the purchase of Common Stock, Preferred Stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement. Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to stockholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

●	title of the warrants;

●	aggregate number of warrants;

●	price or prices at which the warrants will be issued;

●	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

●	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

●	purchase price for each security purchasable on exercise of the warrants;

●	the terms for changes to or adjustments in the exercise price, if any;

●	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

●	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

●	anti-dilution provisions or other adjustments to the exercise price of the warrants;

●	terms of any right that we may have to redeem the warrants;

●	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

●	name and address of the warrant agent, if any;

●	information with respect to book-entry procedures;

●	any material United States federal income tax considerations; and

●	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any document applicable to the securities comprising the units. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the units that we may offer using this prospectus. Further terms of the units will be stated in the applicable prospectus supplement. The following description and any description of the units in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the units and the related documents applicable to the securities constituting the units.

We may issue units, in one or more series, consisting of any combination of one or more of the other securities described in this prospectus. If we offer units, we will describe the terms in a prospectus supplement. Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

●	title of the units;

●	aggregate number of units;

●	price or prices at which the units will be issued;

●	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

●	name and address of the unit agent;

●	information with respect to book-entry procedures;

●	any material United States federal income tax considerations; and

●	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” and “Description of Warrants,” will apply to each unit and to any Common Stock, Preferred Stock, debt security or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the State of New York. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than Common Stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be DTC. We expect that DTC’s nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Company, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by other financial companies, including the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our Articles of Incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

We expect DTC to advise us that DTC will take any action permitted to be taken by a registered holder of any securities under our Articles of Incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

●	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

●	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

●	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any indenture trustee, any depositary, any rights agent, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	through underwriters or dealers;

●	directly to purchasers;

●	in a rights offering;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

●	through agents;

●	in block trades;

●	through a combination of any of these methods; or

●	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders.

The prospectus supplement with respect to any offering of securities will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price or public offering price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on Nasdaq, the existing trading market for our shares of Common Stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of Common Stock, which are currently listed on Nasdaq. We currently intend to list any shares of Common Stock sold pursuant to this prospectus on Nasdaq. We may elect to list any series of Preferred Stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon by Akerman, LLP, Miami, Florida, and Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Ondas Holdings Inc. as of December 31, 2022 and December 31, 2021 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Airobotics Ltd. as of December 31, 2021 and December 31, 2020 and for the years ended included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the securities offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC.

The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Ondas, that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.ondas.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	The Annual Report on Form 10–K for the fiscal year ended December 31, 2022, filed on March 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023;

●	The Current Reports on Form 8–K filed with the SEC on September 23, 2022, January 11, 2023, January 13, 2023, January 23, 2023, January 25, 2023, February 7, 2023, February 15, 2023, March 7, 2023, June 9, 2023, July 10, 2023, July 11, 2023, July 24, 2023, July 28, 2023, August 16, 2023, September 6, 2023, September 22, 2023, September 29, 2023, October 6, 2023, October 10, 2023, October 11, 2023, October 31, 2023, December 6, 2023, January 24, 2024, and February 8, 2024; and

●	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on December 3, 2020, as updated by the description of the capital stock contained in Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 8, 2021, and its Certificate of Amendment to its Amended and Restated Articles of Incorporation filed with its current report on Form 8-K filed on October 31, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.
53 Brigham Street, Unit 4,

Marlborough, MA 01752

Attention: Eric Brock

Telephone: (888) 350-9994

$18,900,000

3% SERIES B-2 SENIOR CONVERTIBLE NOTES DUE 2026

ONDAS HOLDINGS INC.

PROSPECTUS SUPPLEMENT

Sole Placement Agent

Oppenheimer & Co.

December 31, 2024